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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                    FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 0-23021

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                          EduTrek International, Inc.
            (Exact name of registrant as specified in its charter)

                 500 Embassy Row 6600 Peachtree-Dunwoody Road
                    Atlanta, Georgia 30328, (404) 965-8000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Class A Common Stock, without par value
           (Title of each class of securities covered by this Form)

                                     None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or section 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4 (a)(1)(i)    [X]                     Rule 12h-3 (b)(1)(i)    [_]
  Rule 12g-4 (a)(1)(ii)   [_]                     Rule 12h-3 (b)(1)(ii)   [_]
  Rule 12g-4 (a)(2)(i)    [_]                     Rule 12h-3 (b)(2)(i)    [_]
  Rule 12g-4 (a)(2)(ii)   [_]                     Rule 12h-3 (b)(2)(ii)   [_]
                                                  Rule 15d-6              [_]

       Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934

                          EduTrek International, Inc.

has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 4, 2001                   By:  /s/ Todd H. Steele
                                           ----------------------------
                                           Name:   Todd H. Steele
                                           Title:  Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.